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                                                                    EXHIBIT 99.1
     FOR IMMEDIATE RELEASE

     Contact:    Christopher Wheeler of Fisher Companies, 206-224-6784


     PRESIDENT & CEO OF FISHER BROADCASTING,
     PATRICK M. SCOTT, RETIRES


SEATTLE, WA--JULY 6, 2000--Fisher Companies Inc. (FSCI) today announced that Patrick M. Scott is retiring as President & CEO of Fisher Broadcasting. Following his resignation, which is effective immediately, Mr. Scott will serve as special advisor to the chairman of Fisher Broadcasting until his retirement on January 31, 2001.

"Pat has been instrumental in building Fisher Broadcasting into an industry leader," said William W. Krippaehne Jr., President and CEO of Fisher Companies. "Our new communications hub, Fisher Plaza, is a fitting tribute to his 31 years of service to our company and the communities we serve."

"In the 31 years I've served Fisher Broadcasting, we've grown from two television stations and one radio station to a fully integrated communications company," said Mr. Scott. "I have enjoyed the full support of the board of directors, management, and employees during each step of my career with Fisher. I can't tell you how proud I am of the teamwork that has built Fisher Broadcasting. Now it's time for me to focus on my family and my health. I have some health concerns, and my doctor has made it clear that I will be better served by spending time with my family than at my desk."

Upon Mr. Scott's resignation, Benjamin W. Tucker, Senior Vice President of the Fisher Television Regional Group, was elected Executive VP for Broadcast Operations. Prior to joining Fisher in 1999, Mr. Tucker was President of Retlaw Broadcasting. He has served as chairman of the CBS Affiliates Advisory Board and the Network Affiliate Station Alliance (NASA), and is currently board chairman of the National Association of Broadcasters (NAB). In other Fisher Broadcasting board action, Mr. Krippaehne was named Chairman & CEO of Fisher Broadcasting Inc.

Based in Seattle, Fisher is a communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 13 network-affiliated television stations are located in the Northwest and the Southeast, and its 26 radio stations in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production and distribution business, as well as satellite and fiber transmission capabilities. Fisher also specializes in the design and operation of innovative commercial properties, of which Fisher Plaza is the prime example.